Exhibit 10.2
AMENDMENT NUMBER 4
TO THE
L3HARRIS RETIREMENT SAVINGS PLAN

WHEREAS, L3Harris Technologies, Inc., a Delaware corporation (“L3Harris”), heretofore has adopted and maintains the L3Harris Retirement Savings Plan, as amended and restated effective January 1, 2024 (the "Plan");

WHEREAS, pursuant to Section 17.1 of the Plan, the Employee Benefits Committee of L3Harris (the “Committee”) has the authority to amend the Plan;

WHEREAS, pursuant to Section 13.3 of the Plan, the Committee has delegated certain of such amendment authority to the head of global benefits of L3Harris (currently, the Senior Director, Global Benefits, Global Total Rewards) (the “Head of Global Benefits”);

WHEREAS, L3Harris has entered into a Share and Asset Purchase Agreement with Horizon CTS Buyer, LLC (“Purchaser”) dated as of November 21, 2023 pursuant to which L3Harris and its subsidiaries are selling to Purchaser L3Harris’ avionics, data analytics and commercial training solutions businesses (excluding the Mission Networks, Mission Avionics and Advanced Combat Systems sectors) (such agreement, as it may be amended from time to time, the “CAS Purchase Agreement”);

WHEREAS, as a result of such sale all “Continuing U.S. Employees” (for all purposes of this Amendment, as such term is defined in the CAS Purchase Agreement) currently eligible to participate in the Plan will cease to participate in the Plan;

WHEREAS, the CAS Purchase Agreement provides that effective as of the “Closing Date” (for all purposes of this Amendment, as such term is defined in the CAS Purchase Agreement), each Continuing U.S. Employee shall become fully vested in his or her account balance in the Plan; and

WHEREAS, the Head of Global Benefits desires to amend the Plan to reflect the above-described term of the CAS Purchase Agreement.

NOW, THEREFORE, BE IT RESOLVED, that Schedule B of the Plan, “Special Rules Applying to Divestiture Accounts and Divestiture Participants,” is hereby amended, contingent upon the occurrence of the “Closing” (as such term is defined in the CAS Purchase Agreement) and effective as of the Closing Date, to add a new paragraph at the end thereof as follows:

16.    Divestiture of Commercial Aviation Solutions (CAS) Business

(a) In General. The Company has entered into a Share and Asset Purchase Agreement with Horizon CTS Buyer, LLC dated as of November 21, 2023 pursuant to which the Company and its subsidiaries are selling the Company’s avionics, data

Exhibit 10.2
analytics and commercial training solutions businesses (excluding the Mission Networks, Mission Avionics and Advanced Combat Systems sectors) (such agreement, as it may be amended from time to time, the “CAS Purchase Agreement”).
(b) Vesting. Notwithstanding any other provision in the Plan, effective as of the “Closing Date” (as such term is defined in the CAS Purchase Agreement), the “Continuing U.S. Employees” (as such term is defined in the CAS Purchase Agreement) shall be 100% vested in their Accounts under the Plan.
APPROVED by the HEAD OF GLOBAL BENEFITS on this 4th day of September, 2024.

/s/ Allison Oncel
Allison Oncel
VP, Global Benefits, Global Total Rewards

SIGNATURE PAGE TO AMENDMENT NUMBER 4

Exhibit 10.2
TO L3HARRIS RETIREMENT SAVINGS PLAN